EXHIBIT 5


                          July 21, 1998

CALLOWAY'S NURSERY, INC.
4200 Airport Freeway
Fort Worth, Texas 76117

Gentlemen:

     We have acted as counsel to CALLOWAY'S NURSERY, INC., a Texas corporation (the "Company"), in connection with the registration under Form S-8 with a prospectus complying with Form S-3 of (i) 247,500 shares of the $.01 par value common stock (the "Common Stock") underlying options previously granted pursuant to the Company's 1996 Incentive Stock Option Plan (the "1996 Plan");
(ii) 2,500 shares of Common Stock underlying options available but not yet granted under the 1996 Plan; and (iii) 268,000 shares of Common Stock underlying options available but not yet granted under the 1997 Incentive Stock Option Plan (the "1997 Plan"). We also acted as counsel to the Company in connection with the authorization of the 1996 Plan and 1997 Plan.

     Based on the forgoing, we are of the opinion that upon the valid grant of the 2,500 options not yet granted under the 1996 Plan and the 268,000 options not yet granted under the 1997 Plan and the valid exercise of such options, including the payment of the exercise price by persons holding the options granted under the 1996 Plan and 1997 Plan, the shares issued pursuant to such exercise will be validly issued, fully paid and non-assessable.

     This opinion is limited to the 250,000 shares under the 1996 Plan and 268,000 shares under the 1997 Plan covered by the S-3 prospectus which forms a part of the filing with the United States Securities and Exchange Commission referred to above and is furnished to you solely for use in connection with such filing and may not be relied upon or described or quoted from by any person, firm, or entity without in each instance our prior written consent. We consent to the filing of this opinion as an exhibit with the United States Securities and Exchange Commission and consent to reference to our firm's name in the S-3 prospectus which is a part of that registration statement.


                                Very truly yours,

                                SHANNON, GRACEY, RATLIFF & MILLER, L.L.P.

                                 /s/ Shannon, Gracey, Ratliff & Miller, L.L.P.


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